Author:      Duane Steil @DAS
Date:        30-Jan-1996
Posted date: 30-Jan-1996
Subject:     Delta 19649 Amendment 03

                        AMENDMENT AND EXTENSION AGREEMENT

This Amendment (the "Amendment") 03 to Agreement 19649 is entered into by and between Digital Equipment Corporation (the "Buyer") and Delta Parts Inc. (the "Seller").

Whereas, Buyer and Seller entered into that certain Basic Order Agreement numbered 19649 and dated 1/8/96 (the "Agreement"); and is extended to 6/28/97.

Whereas, Buyer and Seller wish to amend the terms of the Agreement pursuant to the terms of this Amendment.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and Seller agree as follows:

1) Not withstanding the foregoing provision, the Agreement is hereby amended as follows:

Delete Section II.C. - Purchase Period

Change Section II.B. - Purchase Period

B. The period during which Buyer may issue Purchase Orders for Material (Spares, and/or Repairs, and/or Expendables, and/or Exchanges) under this Agreement (Purchase Period) shall expire June 28, 1997.

Delete Section IV - Emergency Lead-time

Add Section IV - Delivery/Lead-time/Flexibility

A. Buyer's Purchase Orders shall state Seller's committed delivery dates for Spares, and/or Repairs, and/or Expendables, and/or Exchanges. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE OF ALL PURCHASES MADE UNDER THIS AGREEMENT.

B. All deliveries shall be designated by Buyer as Collect, FOB Origin, (INCOTERMS, 1980). Delivery date shall mean the date the Spares, and/or Repairs, and/or Expendables, and/or Exchanges are shipped collect, FOB Origin, (INCOTERMS, 1980).

C. If Seller delivers Spares, and/or Repairs, and/or Expendables, and/or Exchanges more than three (3) days in advance of the scheduled delivery date, Buyer may either return such Spares, and/or Repairs, and/or Expendables and/or Exchanges at Seller's expense for subsequent delivery on the original delivery date or retain such Spares, and/or Repairs, and/or Expendables, and/or Exchanges and postpone payment until it would have been due if Seller had delivered Spares, and/or Repairs, and/or Expendables, and/or Exchanges as scheduled. Without limiting any of Buyer's rights and remedies in equity or at law, if Seller is late in meeting the scheduled delivery date, Buyer may require that Seller ship the Spares, and/or Repairs, and/or Expendables, and/or Exchanges via premium means at Seller's expense, or may cancel the order for such Spares, and/or Repairs, and/or Expendables, and/or Exchanges without liability to Buyer.

D. Seller shall deliver the exact quantity of Spares, and/or Repairs, and/or Expendables, and/or Exchanges scheduled. If Seller delivers less than the scheduled requirement, Seller shall correct the shortage within a two (2) day period. If Seller fails to correct such shortage within this period, without limiting any of Buyer's rights and remedies in equity or at law, Buyer may cancel and/or return al or part of the order without cost or liability. If Seller delivers more than the quantity ordered, Buyer may return any excess Spares, and/or Repairs, and/or Expendables, and/or Exchanges at Seller's expense.

E. Buyer may without cost or liability: reschedule delivery of any Spares, and/or Repairs, and/or Expendables, and/or Exchanges, and/or cancel Purchase orders, or parts of them, by giving notice as specified below, Reschedule and Cancellation Notice Period:

          Reschedule Notice         -                 7 days prior to ship date
          Cancellation Notice       -                 5 days prior to ship date
          (all or partial)

         Buyer may reschedule or cancel orally provided written notification issued to Seller within five (5) days.

F. Buyer may require that the shipments of Spares, and/or Repairs, and/or Expendables, and/or Exchanges under this Agreement be shipped by Seller to various destinations. The Purchase Order will clearly specify the "SHIP TO" location for each order placed with Seller.

G.       Spares Emergency Lead-time

         1. Seller shall accept and process Purchase Order(s) for P-1 requirements twenty four (24) hours a day, three hundred sixty-five
            (365) calendar days a year. All P-1 Purchase Orders will be delivered to Buyer's designated carrier or freight agent within twenty-four (24) hours of authorization.

         2. Invoices for P-1 Purchase Order(s) must be accompanied by a copy of the waybill(s) for the shipment(s).

         3. If Buyer places a P-1 Purchase Order because Seller has failed to meet any requirement of this Agreement or Buyer's Purchase Order(s) as they relate to the required delivery date or quantity of conforming Spares, and/or Repairs, and/or Expendables, and/or Exchanges to be delivered, Seller shall pay transportation charges for such orders.

         4. If requested item(s) is/are available, Seller shall have requested Spares, and/or Repairs, and/or Expendables, and/or Exchanges available for shipment/pickup within one (1) hour of request, between the hours of

                         Standard Hours  - 8:00 a.m. thru 7:00 p.m. Eastern
                                         - Monday thru Friday
                         Standby Hours   - 7:01 p.m. thru 7:59 a.m. Eastern
                                         - Monday thru Friday
                                         - 24 hour weekend pager coverage
                                         - 24 hour holiday pager coverage
                         Emergency Order - Call back within 1 hour of page

         5. As required, Seller shall make Spares, and/or Repairs, and/or Expendables, and/or Exchanges available through the following delivery mechanisms:

            Drop Shipment - Seller shall drop ship Spares, and/or
                            Repairs, and/or Expendables, and/or Exchanges to Buyer's customer site(s) and/or service delivery location(s). Buyer may at times designate the carrier that best meets delivery requirements, i.e., the Seller shall have available, and as necessary will utilize courier service for local delivery and/or pickup by Buyer.

            Advance Exchange- Seller shall offer Advanced Exchange
                            capability for certain items as deemed Advance Exchange by Buyer. Advance Exchange is defined as; Seller assigning a Core Credit for defective Spares, and/or Repairs, and/or Expendables prior to Seller's receipt of defective units from Buyer. "Core Credit" is defined as the Seller's value of the defective unit(s). "Advance Exchange Price" is calculated as "Buyer Price" minus "Core Credit". Seller agrees to provide a weekly Outstanding Core Report, of cores not returned within fourteen (14) days of the Advance Exchange Purchase Order Date, to the MLMC Buyer. Buyer shall return the core(s) within thirty
                            (30) calendar days of the respective Advance
                            Exchange Purchase Order Date. If Buyer fails to return the core(s) within the thirty (30) calendar days, then Seller shall invoice Buyer for one hundred (100%) of the respective core(s) previously credited. Seller must notify Buyer of core(s) received after thirty (30) calendar days, enabling Buyer to Debit the respective Advance Exchange Purchase Order by ten (10%) of the original Core Credit. Failure by Seller to notify Buyer of non-returned defectives within sixty (60) days will result in core charge forfeiture. Seller shall ship to Buyer, the most current revision level/part number available to Seller. If Buyer returns a core which is not the most current revision level/part number as part of this "Advance Exchange" process, then Seller shall determine the appropriate core value credit per Seller's Material Review Board process. Seller agrees to maintain an "Advance Exchange" file concurrent with the first material receipt/shipment and continues through all subsequent activity.

H. Buyer will measure Seller's performance against commitments, for the purpose of establishing Seller's rate of on-time delivery and lead-time improvement against Buyer's requirements.

I. A copy of Seller's packing list shall accompany all Spares, and/or Repairs, and/or Expendables, and/or Exchanges shipments and shall indicate Buyer's Purchase Order Number, Part Number, and Serial Number.

Delete Section XVI - Advance Exchange

Add Section XVI - Purchase Orders

A. For the purposes of this Agreement, Purchase Order shall mean Buyer's written Purchase Order form and Purchase Orders transmitted electronically via Electronic Data Interchange (EDI), and any documents incorporated therein by reference. Written Purchase Order shall mean Buyer's standard Purchase Order form. Electronic Purchase Order shall mean only those Purchase Orders transmitted electronically. Acceptance by Seller is limited to the provisions of the Agreement and the Purchase Order. No additional or different provisions proposed by Seller shall apply. In addition, the parties agree that this Agreement and issued Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of a contract. Each Purchase Order will specify items such as: item description, quantity, delivery schedule, destination, and total price of the Purchase Order. Each Purchase Order issued under this Agreement shall be made part of, and be incorporated into this Agreement, and shall reference this Agreement number on the face of each Purchase Order issued pursuant to this Agreement.

B. Buyer will order Spares, and/or Repairs, and/or Expendables, and/or Exchanges by issuing telex, or facsimile, or telephonic orders, or Purchase Orders. For Purchase Orders with a total value in excess of five thousand dollars ($5,000), unless otherwise requested by Seller, Buyer will issue either written or facsimile confirming Purchase Orders within ten (10) days after issuing such telex, or facsimile, or telephonic orders. Seller shall have five (5) days after receipt to reject the Purchase Order. By not rejecting the Purchase Order within five (5) days, Seller will have accepted the Purchase Order.

C. Buyer may, at its option, order parts on a priority-one ("P-1") basis by issuing facsimile, or electronic mail, or telephone orders for P1 orders only, or by issuing a Purchase Order form (collectively referred to as "P-1 Purchase Orders"). If authorization is other than the Purchase Order form, Buyer will use reasonable efforts to issue either written or facsimile confirming Purchase Order(s) within ten (10) days after issuing such telex, or facsimile, or telephonic orders. Seller shall confirm and acknowledge such authorizations within two (2) days, or within four (4) hours of receipt of P-1 Purchase Orders placed via facsimile, or electronic mail, or telephonic means. Seller shall be obligated to comply with all P-1 Purchase Orders issued in accordance with this Agreement. Accordingly, any failure of Seller to acknowledge any such P-1 Purchase Orders shall not be deemed a rejection of such order.

D. If Buyer's Purchase Order specifies export after passage of title, Seller shall furnish Buyer will all necessary Export/Import documentation. If Buyer's Purchase Order specifies export before passage of title, Seller shall prepare all export/import documentation and furnish a copy to Buyer. Export/Import documentation shall be in accordance with the INCOTERMS then in force.

E. If Seller has more than one (1) geographic location which could supply Spares, and/or Repairs, and/or Expendables, and/or Exchanges Seller shall make such Spares, and/or Repairs, and/or Expendables, and/or Exchanges available to Buyer from Seller's closest location to Buyer's ship to location. Any of Buyer's locations outside the United States may place orders with Seller's specified United States and/or foreign facilities for such Spares, and/or Repairs, and/or Expendables, and/or Exchanges.

F.       Electronic Purchase Orders

                  1. Buyer may order Spares, and/or Repairs, and/or Expendables, and/or Exchanges by issuing Electronic Purchase Orders, which include, without limitation, EDI Purchase Orders. Each Electronic Purchase Order will specify items such as: item description, quantity, delivery schedule, destination, and total price of the Electronic Purchase Order. Each Electronic Purchase Order issued under this Agreement shall be made part of, and be incorporated into, this Agreement.

                  2. Seller shall electronically "Verify" receipt of the Electronic Purchase Orders within one (1) day of the Electronic Purchase Order transmission by Buyer. As used herein, "Verify" shall mean Seller's notification to Buyer that all necessary Electronic Purchase Order information has been received in a readable and understandable format, or that discrepancies, as noted, require clarification.

                  3. Seller shall have five (5) days after receipt to reject the Electronic Purchase Order. By not rejecting the Electronic Purchase Order within five (5) days, Seller will have accepted the Purchase Order. Acceptance by Seller is limited to the provisions of this Agreement and the Purchase Order. No additional or different provisions proposed by Seller shall apply.

                  4. Electronic Purchase Order transmissions shall contain information in a specified format, in accordance with prevailing applicable Buyer policies, or as otherwise mutually agreed in writing. Such policies will state specific generally available non-proprietary content and transmission standards.

                  5. The parties acknowledge that hard (written) copies of Electronic Purchase Orders will not be issued. The parties agree not to contest the validity or enforceability of Electronic Purchase Orders under the provisions of applicable law requiring that contracts be in writing and signed by the party to be bound. In addition, the parties further agree that this Agreement and transmitted Electronic Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of contract, including, without limitation, the Statute of Frauds.

                  6. The parties acknowledge that the Electronic Purchase Orders covered by this Agreement may be offered in evidence at any trial or other evidentiary proceeding. The parties agree that Electronic Purchase Orders, when produced in hard copy, shall constitute business records, and shall be admissible to the same extent as other generally recognized business records.

Add Section XVII - Quality, Inspection, and Acceptance

A. Prior to delivery, Seller shall insure that all Spares, and/or Repairs, and/or Expendables, and/or Exchanges are in accordance with the provisions of this Agreement, including but not limited to:
         Attachment - C Packaging, Requirements,
         Attachment - D Quality Requirements,
         Attachment - E Product Specifications,
         and all other quality requirements specified in the Purchase Specifications for Spares, and/or Repairs, and/or Expendables, and/or Exchanges purchased under this Agreement, are incorporated herein by reference.

B. Seller authorizes and agrees to assist Buyer in performing source inspection and quality assurance reviews at Seller's manufacturing facilities, but this shall in no way relieve Seller of its obligation to deliver conforming Spares, and/or Repairs, and/or Expendables, Exchanges nor waive Buyer's right of inspection; nor does said right of inspection waive any rights under the warranty provisions.

C. During the inspection period of sixty (60) days after Buyer's receipt of the shipment of Spares, and/or Repairs, and/or Expendables, and/or Exchanges Buyer will return Spares, and/or Repairs, and/or Expendables, and/or Exchanges which fails to pass inspection per Acceptance Quality Level (AQL) criteria defined in Attachment - D, for a Buyer's option, credit, refund of purchase price, or repair/replacement within five (5) days of Buyer's notice to Seller of nonconformance. Seller shall designate carrier and pickup of rejected Spares, and/or Repairs, and/or Expendables, and/or Exchanges and the pickup shall occur within five
         (5) days of notice, or Buyer may select a carrier and return rejected Spares, and/or Repairs, and/or Expendables, and/or Exchanges Cash On Delivery (COD), and risk of loss will pass to Seller for rejected Spares, and/or Repairs, and/or Expendables, and/or Exchanges FOB Buyer's dock.

Add Section XVIII - Intellectual Property

Seller shall defend, at its expense, any claim against Buyer alleging that Spares, and/or Repairs, and/or Expendables, and/or Exchanges or any part thereof infringes any patent, copyright, trademark, trade secret, mask work, or other intellectual property interest in any country and shall pay all costs and damages awarded, if Seller is notified promptly in writing of such a claim. If an injunction against Buyer's or Buyer's customer's use, sale, lease, license, or other distribution of the Spares, and/or Repairs, and/or Expendables, and/or Exchanges or any part there of results from such a claim (or if Buyer reasonably believes such an injunction is likely), Seller shall, at its expense, (and in addition to the Seller's other obligations, hereunder) and as Buyer requests: obtain for Buyer and/or Buyer's customers the right to continue using, selling, leasing, licensing, or otherwise distributing the Spares, and/or Repairs, and/or Expendables, and/or Exchanges; or replace or modify it so it becomes noninfringing but functionally equivalent. The provisions of this Section shall not apply to any claim for infringement resulting solely from Seller's compliance with Buyer's detailed written design specifications, where provided.

Add Section XIX - Term of Availability

A. In consideration for Buyer's purchase of any Spares, and/or Repairs, and/or Expendables, and/or Exchanges hereunder, Seller grants to Buyer the option to purchase Spares, and/or Repairs, and/or Expendables, and/or Exchanges at the last revision level purchased under this Agreement, for the period of ten (10) years after the expiration date of this Agreement or any extension thereof, or for as long as said Spares, and/or Repairs, and/or Expendables, and/or Exchanges are made available to any of Seller's other customers, whichever is the later.

B. Thereafter, Seller may discontinue availability of Spares, and/or Repairs, and/or and Expendables and/or Exchanges by giving Buyer twelve
         (12) months prior written notice, provided that, at Buyer's option, Seller shall sell Buyer sufficient quantities of Spares, and/or Repairs, and/or Expendables and/or Exchanges as Buyer deems necessary.

Add section XX - U.S. Customs, Marketing, and Duty Drawback

A.       Country of Origin
         1. "Country of Origin" Marking: The Seller shall mark, in English, all Spares, and/or Repairs, and/or Expendables, and/or Exchanges with the Country of Origin (manufacture), in compliance with Section 304 of the United States Tariff Act. Both the Spares, and/or Repairs, and/or Expendables, and/or Exchanges and its container must be conspicuously marked with the Country of Origin. If the Spares, and/or Repairs, and/or Expendables, and/or Exchanges itself cannot be marked legibly due to size, then its immediate container must be marked.
         2. For each delivery against purchases made under this Agreement, Seller shall furnish Buyer with a signed certificate stating Country of Origin (manufacture) by quantity and part number (Buyer's and Seller's).

B.       Duty Drawback
         1. For each purchase under this Agreement, and for each item of Spares, and/or Repairs, and/or Expendables, and/or Exchanges delivered hereunder for each U.S. Customs import duties have been paid upon importation, or for items that contain parts for which import duties have been paid, Seller shall furnish Buyer with a signed "Manufacturing Drawback Entry and/or Certificate" (U.S. Customs Form #CF331 or its successor). Seller warrants that information contained in such Form #CF331 shall be accurate and shall comply with he United States Duty Drawback and Customs laws and regulations. Seller shall indemnify and hold Buyer harmless from and against any claims, costs, or damages resulting from or arising out of Buyer's reliance on such information and/or Form #CF331.
         2. Seller shall provide such required Form(s) #CF331, and/or information at the end of each fiscal quarter, unless otherwise agreed in writing by both parties.

         3. Buyer reserves its first right to claim Duty Drawback on all purchases made under this Agreement.

Add Section XXI - Force Majeure

Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, flood, or other natural disaster, war, embargo, riot, or the intervention of any government authority, provided that the party so delayed immediately notifies the other party of such delay. If Seller's performance is delayed for these reasons for a cumulative period of twenty (20) days or more, Buyer may terminate this Agreement and/or any Purchase Order hereunder by giving Seller written notice, which termination shall become effective upon receipt of such notice. If Buyer terminates, its sole liability under this Agreement or any Purchase Orders issued hereunder will be to pay any balance due for conforming Spares, and/or Repairs, and/or Expendables, and/or Exchanges:
(1)      delivered by Seller before receipt of Buyer's termination notice; and
(2)      ordered by Buyer for delivery and actually delivered within fifteen
         (15) days after receipt of Buyer's termination notice.

Add Section XXII - Compliance with Laws

A. All Spares, and/or Repairs, and/or Expendables, and/or Exchanges supplied and work performed under this Agreement shall comply with all applicable United States and foreign laws and regulations including, but not limited to, emission and safety standards, the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Fair Labor Standards Act of 1938 (29 U.S.C. Sections 201-219), the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601), all laws restraining the use of convict labor, and Worker's Compensation Laws. Upon request, Seller agrees to certify compliance with any applicable law or regulations. Seller's failure to comply with any of the requirements of this Section may result in a material breach of this Agreement.

B. The following provisions and clauses of the Federal Acquisition Regulation (FAR), 48 CFR Chapter 1, are hereby incorporated by reference, with the same force and effect as if they were given in full text and are hereby made binding upon the subcontractor or vendor. Where the clauses or provisions say "Contractor", substitute "subcontractor or vendor."

         1) Nonexempt Subcontracts and Purchase Orders over $2,500: 52.222-36 Affirmative Action for Handicapped Workers (APR. 1984)

         2) Nonexempt Subcontracts and Purchase Orders over $10,000 or subcontracts and purchase orders the aggregate value of which in any twelve month period exceeds or can be expected o exceed $10,000: 52.222-26 Equal Opportunity (APR. 1984)

         3)   Nonexempt Subcontracts and Purchaser Orders over $10,000:
              52.222-21 Certification of Nonsegregated Facilities (APR. 1984) 52.222-35 Affirmative Action for Special Disabled and Vietnam Era Veterans (APR. 1984)

         4) Subcontracts and Purchase Orders over the small purchase limitations, $25,000: 52.219-13 Utilization of Women-Owned Small Business (AUG. 1986)

         5)   Subcontracts over $500,000, except for small business concerns:
              52.219-8 Utilization of Small Business Concerns and Small Disadvantaged Business Concerns (FEB. 1990) A copy of the Filing Standard Form 100 (EEO-1) and Development of Affirmative Action Compliance Program is attached as Attachment - J, this Agreement, and incorporated herein by reference.

C. The provisions of the Clean Air Act (42 U.S.C. Sections 7401 et seq.) and the Clean Water Act (33 U.S.C. Sections 1251 et seq.) is attached as Attachment - I, this Agreement, and incorporated herein by reference.

D. The provisions of any applicable State "Right-to-Know" laws and regulations are made a part of this Agreement. A copy of the applicable Material Safety Data Sheets as required under such laws and regulations shall be provided by Seller upon delivery of Spares, and/or Repairs, and/or Expendables, and/or Exchanges and updated as necessary.

E. This Agreement is subject to all applicable United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations.

Add Section XXIII - Termination for Cause:

A. The occurrence of any of the following constitutes a breach and is cause for Buyer's termination of this Agreement and/or its Purchase Orders.
         1. Seller fails to deliver Spares, and/or Repairs, and/or Expendables, and/or Exchanges on time.
         2. Spares, and/or Repairs, and /or Expendables, and/or Exchanges do not conform to the applicable descriptions or specification.
         3. Seller fails to perform any material provision of this Agreement.
         4. Seller assigns this Agreement, or any obligation or right hereunder. (The word "assign" to include, without limitation, a transfer of major interest in Seller.)
         5. Seller merges with a third-party (not a parent or subsidiary company), without the prior written consent of Buyer.
         6. Seller becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of Seller's assets.

B. Seller must cure any of the above breaches except late delivery pursuant to Section - XXII, this Section, Clause A, Paragraph 1, for which there shall be no cure period, and notify Buyer of such cure within ten (10) days from receipt of a notice to cure from Buyer. If Seller fails to so cure, Buyer may terminate this Agreement and/or any Purchase Orders under it by giving Seller written notice. Buyer shall have no liability except for payment of any balance due for conforming Spares, and/or Repairs, and/or Expendables, and/or Exchanges delivered before the date of Buyer's notice to cure.

Add Section XXIV - Termination for Convenience:

         Buyer may terminate this Agreement for convenience thirty (30) days after giving Seller written notice. Buyer's sole liability to Seller for such termination shall be to pay Seller any unpaid balance due for conforming material:
         1. Delivered against Buyer's Purchase Order(s) before receipt of Buyer's termination notice; or
         2. Ordered by Buyer and scheduled for delivery within the cancellation notice period specified in Section - XII, this Agreement, hereto.

Add Section XXV - Documentation, Training & Tech Support

Seller hereby grants Buyer the right to reproduce, in whole or in part, all documentation and training material provided to Buyer in order for Buyer's organization to effectively service Seller's products.

Add Section XXVI - Survival

The provisions of this Agreement dealing with Delivery, Payment and Set-off, Warranty, Confidential Information and Advertising, Intellectual Property Indemnity, Changes, Term of Availability, U.S. Customs, Marking, and Duty Drawback Requirements, Compliance with Laws, General, and Attachment(s) - A through J shall survive termination or expiration of this Agreement.

Add Section XXVII - Business Reviews:

A. Buyer and Seller shall, each at their own expense, meet periodically to review performance and business transacted, and to identify and resolve those issues which have arisen since the last business review meeting. Buyer and Seller agenda items shall address compliance to the following goals:
         1. Order Processing Turn Around Time - Place all orders the same day
         2. Order Processing Accuracy - All orders 100% accurate
         3. Defective Returns Processing - Same day as received
         4. Delivery - All orders shipped the same day
         5. Backorders - (0) zero
         6. Metric Reporting - Incoming and Outgoing orders, pieces, lines
         7. Pricing Review
         8. Quarterly Reports - See Section XXVI

B. Buyer and Seller shall furnish agenda items not later than two (2) weeks prior to scheduled business review meetings. Minutes shall document action items, open items, and committed dates which may result from such business review meetings, and shall be sent by the drafting party to the other party within ten (10) days after each meeting.

C. Seller shall provide records upon request of Buyer to demonstrate compliance to the required quality specifications and effective operation of the quality system as described in Attachment - D.

D. The Buyer, per the Terms and Conditions of this Agreement has the right to examine the records of the Seller which pertain to Buyer's transactions with Seller.

Add Section XXI Quarterly Reports:

         Seller agrees on a quarterly basis to provide Buyer with a written report of purchases that shall contain the following data:
         1) Part Number and revision level.
         2) Quantity purchased.
         3) Purchase Order number.
         4) The Buyer's facility (from which Purchase Order was released).
         5) Current Stocking levels.
         6) P1 Activity (Part Number, P.O. number, Facility) and shipment performance.
         7) Total units shipped to date - by purchase location/by product.
         8) NPF (No Problem Found) data
         9) NFF (No Failure Found) data

Add Section XXII PERIODIC AUDIT/EXAMINATION OF RECORDS:

A. The Buyer and/or its representative shall, until the termination of this Agreement or any extension thereof, have access to and the right to examine any of the Seller's directly pertinent books, documents, papers, or other records involving transactions related to this Agreement. In addition, the Buyer and/or its representative, during the time period referenced above, shall have the right to interim financial statements and conduct an audit of the aforementioned financial statements.

B. The Seller shall maintain and the Buyer and/or its representative shall have the right to examine and audit - books, records, documents, and other evidence and accounting procedures and practices, regardless of form (e.g. data bases, applications software, data base management software, utilities, etc.) sufficient to reflect properly all costs, claimed to have been incurred or anticipated to be incurred in performing this contract.

C. This right of examination shall include inspection at all reasonable times of the Seller's plants, facilities, or parts of them, engaged in performing the contract.

2) Except as expressly modified herein, or pursuant to the terms of an earlier executed written amendment between Buyer and Seller, all of the terms of the Agreement, shall remain in full force and effect

                                AMENDMENT NO. 05

                                       TO
                         BASIC ORDER AGREEMENT NO. 19649

                                     BETWEEN

                          DIGITAL EQUIPMENT CORPORATION

                                       AND

                                DELTA PARTS, INC.

This Amendment (the "Amendment") is entered into by and between Digital Equipment Corporation ("the Buyer") and Delta Parts, Inc. ("the Seller").

Whereas, Buyer and Seller entered into that Basic Order Agreement No. 19649 dated the 11th day of November, 1994 (the "Agreement"); and

Whereas, the above referenced Agreement expires upon termination by either per the terms and conditions of the termination provisions of the Agreement and

Whereas, the Buyer and Seller wish to amend the terms of the Agreement pursuant to the terms ,of this Amendment for the purpose of adding terms and conditions which pertain to the advanced exchange program, which is described in the body of this Amendment, and for which said terms and conditions will control said method of doing business.

In the event of any conflict between the terms and conditions set forth herein and the terms and conditions of the Agreement, the parties agree that the following terms and conditions shall control. In all other respects, the terms and conditions of the Agreement, Attachments and Amendments, if applicable, shall control.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and Seller agree as follows:

1) Notwithstanding the foregoing provision, the Agreement is hereby amended as follows:

Add the following language:

The ADVANCED EXCHANGE PROGRAM:

The Seller will maintain inventory purchased from the Buyer at a price to be mutually agreed upon. The Seller will stock said inventory with the expectation that said inventory will be utilized in support of Buyer's requirements. The Seller will be restricted from dispositioning in any manner said purchased inventory for any other purpose other than that of meeting Buyer's requirements, without Buyer's permission to do so, which will be in writing, and not unreasonably withheld. The inventory will be classified both as functional and defective, and the respective purchase price for said inventory, which will be mutually agreed upon, will take into consideration said condition. The Buyer will from time to time purchase on an advanced exchange basis the aforementioned inventory from the Seller to meet its requirements.

The Buyer following the procurement, receipt and acceptance of the inventory from the Seller will be obligated to return a defective field unit to replace that which was sent by the Seller as required by Buyer's purchase order, within thirty (30) days from receipt of Seller's advanced exchange unit. If the Buyer does not return said defective unit to the Seller within the thirty (30) day timeframe as referenced above, the Buyer will be assessed a core charge equal to the purchase price less the advanced exchange cost, which will be invoiced by Seller to Buyer no sooner than thirty (30) days following the expiration of the thirty (30) timeframe set aside to return. If the defective unit is returned to the Seller by the Buyer following the expiration of the thirty (30) day timeframe, the Buyer will receive a credit from the Seller of an amount equal to the core charge paid. Said payment terms will be in accordance with the terms and conditions of the Buyer's purchase order. Seller will submit to Buyer a weekly status report which will include the aforementioned information. Buyer and Seller agree to meet on a monthly basis to reconcile and address core returns that exceed the 30 days allowed for return to Delta Parts.

EXCLUSIVITY PROVISION

Notwithstanding anything contained herein to the contrary, under the auspices of the advanced exchange program only, Seller will supply Buyer's requirements for products referenced in Exhibit A-1 of this Amendment, Products and Pricing. Seller acknowledges and understands that Buyer will not guarantee a forecasted load and that any requirements to purchase from Seller after the eighteen (18) month period stated herein, shall be subject to Seller being competitive in price, delivery, quality, capacity, and turnaround time as described in the Level of Service Agreement, Exhibit D-1 herein.

BUYBACK OPTION

In the event of termination for cause, Buyer will buy back the inventory initially procured by Seller from Buyer, exclusively for this program, at a cost equal to the unamortized unit cost of said inventory. This being equal to the difference between actual inventory purchase cost on a line item basis, and the total amortization fees received by the Seller on a line item basis. In addition to the aforementioned condition, Buyer has the option of procuring any defective inventory sold to Seller in Sellers', possession at original purchase cost, said quantities not to exceed the original quantity of defectives sold, and at repair cost any good inventory sold to Seller which has been amortized. This option shall remain in effect for eighteen (18) months from the date of execution of the contract.

PURCHASE ORDERS

Purchase orders will be issued quarterly for parts referenced on Exhibit A-1 of this Amendment. Seller shall have five (5) days after receipt of said purchase order to reject said purchase order. By not rejecting the purchase order within the aforementioned timeframe, Seller will have accepted said purchase order. All other terms and conditions pertaining to purchase orders are described in
Section XVI of the Agreement and are controlling.

ELECTRONIC PURCHASE ORDERS

Seller shall have five (5) days after receipt to reject electronic purchase orders. By not rejecting electronic purchase orders within five (5) days, Seller will have accepted said purchase order.

PRICING

Buyer may purchase on an Advance Exchange Basis all products referenced on Exhibit A-1 of the Amendment.

The cost of product to Buyer shall be the Advanced Exchange Price on a line item basis. This Advanced Exchange pricing (equal to the sum of the then applicable Repair price plus the amortization fee) as listed in Exhibit A-1, is applicable for the first eighteen (18) months of the program, or until all amortization fees are collected by Seller. After eighteen months (18) or once all amortization costs are collected by Seller, the Advance Exchange price will be equal to the then applicable repair price.

Upon completion of the period as stated above, the mutually agreed upon repair pricing will be memorialized in writing and an Amendment to this Agreement will be executed. Pricing once established will be effective for three (3) months. Buyer and Seller thirty (30) days prior to the end of each three (3) month period mutually agree to negotiate in good faith pricing for the subsequent three (3) month period. If no Agreement can be reached on pricing this Program at the discretion of the Buyer can be terminated. In the case of said termination Seller and Buyer mutually agree to formulate a transition plan. Seller will be obligated to support Buyer per the terms of the transition plan so that Buyer can meet its level of service commitment to its customers.

DELIVERY TERMS/PERFORMANCE CRITERIA

**Delivery terms/performance criteria which govern this Amendment are referenced in Exhibit D-1, The Level of Service Agreement, of this Amendment.

RESCHEDULE/FLEXIBILITY

**The controlling cancellation/rescheduling terms and conditions are described in Exhibit B-1, Planning and Obligation, of this Amendment.

TRANSPORTATION

Shipment to Buyer from Seller will be per the terms of Exhibit C-1, Buyer's Routing Guide, of this Amendment.

QUALITY, INSPECTION AND ACCEPTANCE

**Section VII of the Agreement is amended to include the terms and conditions of the Level of Service Agreement, Exhibit D-1 herein.

WARRANTY

In addition to the terms of Section VI, Warranty, of the Agreement, the Seller agrees to track serial numbers for this program. Seller shall act as warranty agent to recoup "pass thru" warranty for Digital on all units covered by OEM warranty. Seller shall assess Buyer a fee of thirty five dollars ($35.00) per transaction to recoup "pass thru" warranty for Digital. Seller agrees to "batch" these transactions to minimize the cost to Digital. Seller will credit Buyer the advanced exchange fee on all units under warranty covered by the provisions of
Section VI.

DOCUMENTATION

Upon termination of this program all documentation and updates furnished to Seller from Buyer or in the case of updates performed by Seller, which pertain directly to this program must be returned to Buyer.

ENGINEERING CHANGE ORDERS ("ECOs")

Buyer must be advised in writing of ANY and ALL product or process changes prior to implementation. Seller shall make no changes during the purchase period "for spares and or repairs which effect design, form, fit, or function, appearance, reliability, place and process of manufacture, or packing and packaging specific by this Agreement without Buyer's prior written approval. Buyer will review and respond to Seller's written request for such changes within ten (10) calendar days of Buyer's receipt of said request.

If Buyer does not reply within the aforementioned ten (10) calendar day period, the request will be deemed accepted by the Buyer. If Seller proposes to transfer the manufacture of spares and or repairs to another manufacturing or repair facility or to another manufacturing line, Seller shall notify Buyer of the intent in writing no less than ten (10) calendar days prior to the proposed commencement of said plan. Seller shall not commence plan until Buyer submits a written approval to Seller which must occur within ten (10) calendar days of Seller's request, which will not be unreasonably withheld.

If said aforementioned ECOs cause a deviation in cost from the cost basis that the original agreed upon pricing was established as referenced in Exhibit A of the Amendment, Products and Pricing, of plus or minus 10%, Seller may request a modification to said pricing in writing and if accepted by Buyer, an Amendment to the Agreement will be executed.

All products must be brought up to MSR ("minimum shippable revision") prior to shipment based on ECO packages supplied by Buyer.

Upon receipt of a mandatory change order by Buyer from Seller, Seller will perform said mandatory change order functions. At the end of the first full month that the mandatory change operation has been performed, Seller will conduct a cost study to determine the cost impact of said mandatory change. If the results of the study indicate a cost impact to Seller of plus or minus 10%, the Seller will inform Buyer of said impact and Buyer and the Seller will mutually agree upon a modification to the material's pricing.

TERMINATION FOR CONVENIENCE

If Buyer terminates this Agreement for convenience within the first eighteen
(18) months of the program, Buyer will buy back any inventory initially procured by Seller, from Buyer, exclusively for this program under the same terms of the BUYBACK OPTION as stated in this Amendment.

REPORTING REQUIREMENTS

Reporting requirements and their respective formats will be mutually agreed upon, and following said agreement an Amendment will be generated stating the mutually agreed upon said reporting requirements.

Except as expressly modified herein, or pursuant to the terms of an earlier executed written Amendment between Buyer and Seller, all of the terms of the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have agreed to and executed this Amendment under seal as of this day the 25th day of June, l996.

DIGITAL EQUIPMENT                           DELTA PARTS INC.
CORPORATION

BY: /s/ Charles Rizzo                       BY: /s/ Mark Duffy
    -------------------------------             ---------------------------
         Charles Rizzo                                 Mark Duffy
(Acquisition Consultant)                    (Chief Operating Officer)

                                  AMENDMENT 05

                                   Exhibit A-1

                                  Attachment 1


         Pricing will be computed per a formula, the total of which will be the sum of the following two components: (l) advanced exchange prices, and (2) amortization adders. Cost will be figured as follows;

Component 1: Advanced Exchange Price:

         Details in Exhibit A-1, Amendment 05

Component 2: Amortization adder:

         Total dollars spent of good inventory divided by 18 (months) usage.

         The amortization adder will be calculated using the following algorithm;

                  Total dollars of inventory purchased per sales agreement dated June 21, 1996, by Buyer from Seller, divided by the total number of units projected to be used over an eighteen (18) month period, from the execution of the agreement. This amortization adder will be added to the advanced exchange price and will be the purchase price of the product to Digital from Delta Parts.

Every 90 days, a review will be conducted to evaluate the amortization charges to date. Mutually agreed upon adjustments will be made at this time, based on said evaluation, to ensure at the end of the eighteen (18) months, that a zero
(O) balance will be attained.

At the end of the aforementioned eighteen (18) month period, if the amortization has not been fully liquidated, at Delta Parts Inc. option; Digital may be required to pay Delta Parts an amount equal to the unamortized portion of the original sale. In exchange for this payment, Digital is entitled to its choice of material contained on Exhibit A-2 up to the amount paid. For purposes of this transaction material value will be at standard cost as listed in the Exhibit A-2.

Following the sale of the inventory per the June 21st sales agreement referenced above, the unit pricing, based on the above formula, will be added to this
                           Amendment as Exhibit A-2.

                                   DELTA PARTS
                                   Exhibit A-1


--------------------------- ------------------------- -------------------------
           Part                       Unit                      Core
          Number                      Cost                    Charges
--------------------------- ------------------------- -------------------------
       29-30630-01                     $37.30                     $6.75
--------------------------- ------------------------- -------------------------
       29-30638-01                      --                        --
--------------------------- ------------------------- -------------------------
       29-30640-01                      70.76                     10.73
--------------------------- ------------------------- -------------------------
       29-30931-01                      --                        --
--------------------------- ------------------------- -------------------------
       29-31493-01                      --                        --
--------------------------- ------------------------- -------------------------
       29-31494-01                      70.51                     10.73
--------------------------- ------------------------- -------------------------
       29-31495-01                      48.42                      9.78
--------------------------- ------------------------- -------------------------
       29-31496-01                     421.35                     93.44
--------------------------- ------------------------- -------------------------
       29-31497-01                      79.84                     14.03
--------------------------- ------------------------- -------------------------
       29-31845-01                     101.25                     18.18
--------------------------- ------------------------- -------------------------
       29-31916-01                     140.00                     46.32
--------------------------- ------------------------- -------------------------
       29-31918-01                     281.67                     91.92
--------------------------- ------------------------- -------------------------
       29-31919-01                     250.00                    110.00
--------------------------- ------------------------- -------------------------
       30-39771-01                     198.33                     37.50
--------------------------- ------------------------- -------------------------
       30-39772-01                     282.99                     56.10
--------------------------- ------------------------- -------------------------
       30-39773-01                      72.49                     16.80
--------------------------- ------------------------- -------------------------
       30-39774-01                      --                        --
--------------------------- ------------------------- -------------------------
       30-39775-01                      --                        --
--------------------------- ------------------------- -------------------------
       30-39820-01                      --                        --
--------------------------- ------------------------- -------------------------
       30-40374-01                     130.00                    140.00
--------------------------- ------------------------- -------------------------
       30-40375-01                     109.73                     22.05
--------------------------- ------------------------- -------------------------
       30-42040-01                     150.00                    100.00
--------------------------- ------------------------- -------------------------

                                   EXHIBIT B-1

                             PLANNING AND OBLIGATION


Digital will supply a non-binding 12 month forecast at the beginning of this program

Thereafter, ongoing material requirements planning will be the responsibility of the supplier. Digital upon request, will provide information quarterly to assist the supplier in planning.

The following information will be supplied with this amendment

                  *Returns
                  *Demand
                  *Return Material Requirements Forecast
                  *Quantities on Hand

                           *SR17 (Finished Goods Stockroom)
                           *SR126 (Defective Material Stockroom)
                           *SR127 (Out to Vendor quantities)

The above listed information, will be provided to the supplier on a quarterly basis to assist with material planning and ongoing forecasting.

  In addition, the Core Reconciliation Flows and the Receiving/MRBFlow process depictions, will follow this statement.

                                   EXHIBIT C-1

                                     (VDPI)
                                DELTA PARTS, INC.

                           Supplier Fulfillment Center

                             OUTBOUND ROUTING GUIDE

                                    May, 1996

                                Table of Contents


                           *INTRODUCTION

                           *DOMESTIC

                              o   National and Local
                              o   Service/Routings
                              o   Documentation
                              o   Contacts


                              CONTACTS

                              Digital Transportation (Andover, MA)

                                  INTRODUCTION

The Delta Parts, Inc. (VDPI) Routing Guide has been specifically designed to support the SFC outbound transportation of good material 7 days a week, 24 hours per day. It has been simplified to include a limited number of carriers with the capacity to provide a variety of high quality services.

Please follow these instructions in order to obtain the optimal service from the carriers in the guide.

                                     (VDPI)
                                    DOMESTIC

                                Overnight Service
Both Federal Express and Emery Worldwide provide this service to various destinations domestically. However their delivery times differ according to the city, town or Digital site where the delivery is being made. Federal Express delivers their shipments by 10:30.

For Priority (P1), Routine (RO) and Routine Replenishment (RP) orders, either nationally or locally, ship:

         1 - 150 lbs.               150+lbs.
         Federal Express (FE)       Emery Worldwide (EM)

Document Required Airbill/Manifest  Airbill/Manifest
Contact: Customer Service           Customer Service
         (800) 238-5355             (612) 726-5739

                    NFO (Next Flight Out) / Same Day Service
Seko will provide expedited service for small package and heavyweight shipments nationally. For the local area Midwest Delivery provides courier same day delivery service. These carriers provide 7 day a week, 24 hours per day coverage for after hours, weekends and holidays as well as during regular business hours.

For Urgent or Priority Parcel (P/P) orders use:

National:                           Seko
Document Required:                  Seko's airbill
Contact:                            (800) 247-7356
Local:                              Midwest Delivery
Document Required:                  Midwest's bill of lading
Contact:                            Dispatch (612) 644-8724

                             Deferred 2-3 Day Service
For shipments to Andover (DAS), MA and Contoocook (D002)*, NH use:
         1 - 100 lbs.               over 100 lbs
         UPS (Consignee Billing)    CFWY
Document Required:         UPS log & labels          Bill of Lading
Contact  Customer Service           Dispatch
         (612) 379-6602             (612) 448-4060

Notes:  D002 = PDC
When shipping scrap materail to the PDC (Property Disposal Center) charge cost center 4EZ for transportation.

                   Digital Transportation Group-Andover (DAS)


                                    Contacts

                   Kwesi Ofori-Atta          (508) 474-3112

                   Dick Parks                (508) 474-3086

                   Lou Monfreda              (508) 474-3079

                   FAX Number:               (508) 474-3060

                                   EXHIBIT D-1


                           LEVEL OF SERVICE AGREEMENT

A.       PERFORMANCE/MEASUREMENT CRITERIA

         The Seller will maintain a standard of 100% for mistake free order processing. Remedies for deviation from this standard are detailed in the text of the Aqreement and this Amendment.

         The Seller will ship same day if purchase orders are received at Seller's facility prior to 7:00 p.m. e.s.t. This is conditioned upon Seller having the products on hand at time of purchase order receipt. If the products are not on hand at the time of receipt a mutually agreed upon delivery schedule will be reached.

         The Seller will work toward a 1% Dead On Arrival ("DOA") goal.

         Acceptable lead-times of products for this program are set forth below:

                  -95% same day ship by Seller to Buyer based on the aforementioned purchase order receipt criteria.
                  -100% same day shipment by Seller to Buyer based on the aforementioned purchase order receipt criteria.

         The Seller will resolve any of his processing errors, delivery issues or DOAs the same day after notification by Buyer to Seller of said issues. Seller will be liable to pay for shipping replacement units for DOAs in the same day timeframe as aforementioned. Buyer and Seller agree to meet to review credits owed under this scenario on a monthly basis.

B.       NONPERFORMANCE:

         In the event the Seller is late in meetings it's obligations per the requirements as set forth in this document under the terms of Section
         A. (Performance/Measurement Criteria), Digital may, at its' option, (i) require the Seller to pay for premium transportation to expedite the material to the respective delivery location, or (ii) procure substitute material from an alternate source, and invoice Seller for the following: any difference in costs to procure the substitute materials, a fee equal to fifteen percent (15%) of the substitute material price to cover Digital's purchase and administrative costs; and the costs for any additional monies expended by Digital to have the materials delivered to the respective Digital or customer location. The Seller shall make payment net thirty (N/30) days after receipt of Digital's invoice.